Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-272688

Prospectus Supplement dated September 28, 2023

(To Proxy Statement/Prospectus dated September 7, 2023)

NVNI GROUP LIMITED

This prospectus supplement updates, amends and supplements the information contained in the proxy statement/prospectus dated September 7, 2023, as supplemented by the prospectus supplement, dated September 25, 2023 (collectively, the “Proxy Statement/Prospectus”), which forms a part of a registration statement on Form F-4 (File No. 333-272688) (as amended, the “Registration Statement”), filed by Nvni Group Limited, an exempted company incorporated with limited liability in the Cayman Islands (“New Nuvini”). The Proxy Statement/Prospectus and Registration Statement relate to the issuance of securities of New Nuvini in connection with the transactions contemplated by that certain Business Combination Agreement, dated February 26, 2023, by and among New Nuvini, Nuvini Holdings Limited, an exempted company incorporated with limited liability in the Cayman Islands (“Nuvini”), Nuvini Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Mercato Partners Acquisition Corporation, a Delaware corporation (“Mercato”), pursuant to which, among other things, Merger Sub will merge with and into Mercato, with Mercato surviving as a wholly-owned, indirect subsidiary of New Nuvini.

Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Proxy Statement/Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Proxy Statement/Prospectus with the information contained set forth below.

On September 27, 2023, Mercato entered into separate subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”). Any reference herein to the “Subscription Agreements” are to be treated as a reference to each PIPE Investor’s separate agreement with Mercato and should be construed accordingly, and any action taken by a PIPE Investor should be construed as an action under its own respective agreement.

Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and Mercato agreed to issue and sell to the PIPE Investors, immediately prior to the Closing, an aggregate of 170,000 shares of Mercato Class A common stock, par value $0.0001 per share (“Mercato Common Stock”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $1.7 million. At the Closing, all outstanding shares of Mercato Common Stock (including shares sold pursuant to the Subscription Agreements) will be exchanged for newly issued New Nuvini Ordinary Shares in accordance with the terms of the Business Combination Agreement.

A copy of the form of Subscription Agreement is included with the Proxy Statement/Prospectus as Annex H. The foregoing description of the Subscription Agreements is qualified in its entirety by reference thereto.

On September 27, 2023, Mercato, New Nuvini and Maxim Group LLC (“Maxim”), which is acting as Mercato’s financial advisor in connection with the Business Combination, agreed that, as partial consideration for Maxim’s advisory services and in lieu of a portion of Maxim’s advisory fees that would otherwise be payable in cash, an entity affiliated with Maxim will receive 475,000 newly issued shares (the “Maxim Advisory Shares”) of Mercato Common Stock. At the Closing, all outstanding shares of Mercato Common Stock (including the Maxim Advisory Shares) will be exchanged for newly issued New Nuvini Ordinary Shares in accordance with the terms of the Business Combination Agreement.

This prospectus supplement is not complete without the Proxy Statement/Prospectus and should be read in conjunction with the Proxy Statement/Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Proxy Statement/Prospectus.

An investment in New Nuvini involves certain risks. See “Risk Factors” beginning on page 48 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Proxy Statement/Prospectus or this prospectus supplement or determined if the Proxy Statement/Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2023.

IMPORTANT NOTICES

Additional Information and Where to Find It

On February 26, 2023, Nuvini entered into a Business Combination Agreement with New Nuvini, Merger Sub and Mercato. In connection with the proposed Business Combination, New Nuvini initially filed with the SEC on June 16, 2023 a Registration Statement on Form F-4, which includes a preliminary proxy statement/prospectus and other relevant documents. The Registration Statement has been declared effective, New Nuvini has filed the definitive Proxy Statement/Prospectus dated September 7, 2023 and the Proxy Statement has been distributed to Mercato’s stockholders as of the record date for the Special Meeting in connection with Mercato’s solicitation of proxies for the vote by Mercato’s stockholders with respect to the proposed Business Combination and other matters as may be described in the Registration Statement, as well as the prospectus relating to the offer and sale of the securities of New Nuvini to be issued in connection with the proposed Business Combination.

Mercato’s stockholders and other interested persons are advised to read the Definitive Proxy Statement and any other relevant documents that have been or will be filed with the SEC in connection with Mercato’s solicitation of proxies for the Special Meeting because these documents will contain important information about Mercato, the Business Combination and related matters. Stockholders may also obtain a free copy of the Definitive Proxy Statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website located at www.sec.gov.

Participants in the Solicitation

Mercato, New Nuvini and Nuvini, and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed participants in the solicitation of proxies of Mercato stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of the directors and officers of Mercato, New Nuvini and Nuvini in the Definitive Proxy Statement. Information about New Nuvini’s directors and executive officers is also available in New Nuvini’s filings with the SEC free of charge at www.sec.gov.

Forward-Looking Statements

Certain statements made herein are not historical facts but may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), Section 21E of the Securities Exchange Act of 1934 and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” or the negatives of these terms or variations of them or similar terminology or expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, the proposed business combination between Mercato and Nuvini, the estimated or anticipated future results and benefits of the combined company following the business combination, including the likelihood and ability of the parties to successfully consummate the business combination, future opportunities for the combined company, including the Nuvini Group’s growth strategy and its continued acquisitions of SaaS businesses in Latin America, and other statements that are not historical facts.

These statements are based on the current expectations of management of Mercato, Nuvini and/or the Nuvini Group and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Mercato, Nuvini and the Nuvini Group. These statements are subject to a number of risks and uncertainties regarding Nuvini Group’s business and the business combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions, including but not limited to the economic and operational disruptions and other effects of the COVID-19 pandemic; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the number of redemption requests made by Mercato stockholders in connection with the business combination; the risk that the transaction may not be completed by Mercato’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Mercato; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the failure to satisfy the conditions to the consummation of the transaction, including the risk that the approval of Nuvini shareholders or Mercato stockholders for the potential business combination is not obtained, the risk that any closing condition in the business combination agreement is not met and the failure to receive certain governmental and regulatory approvals; the lack of a third party valuation in determining whether or not to pursue the proposed transaction; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential business combination; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the risks related to Nuvini Group’s business including the efficiency and timing of its growth strategy which depends exclusively on continued acquisitions of SaaS businesses and relies to a great extent on a target acquisition’s receptiveness to and adoption of the Nuvini Group’s model and their acceptance of its proposals; the risks related to the software market in general and the competition on Nuvini Group’s business; the risks related to the Nuvini Group’s technology, intellectual property and infrastructure; the risks related to the Nuvini Group’s substantial operations in Brazil; the ability of the combined company to execute its growth strategy, manage growth profitably and retain its key employees; the ability of Nuvini to obtain or maintain the listing of its securities on a U.S. national securities exchange following the business combination; costs related to the business combination; and other risks that will be detailed from time to time in filings with the SEC. The foregoing list of risk factors is not exhaustive. There may be additional risks that Mercato and Nuvini presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in forward-looking statements. In addition, forward-looking statements provide expectations, plans or forecasts of future events and views of Mercato, Nuvini and the Nuvini Group as of the date of this communication. Mercato and Nuvini anticipate that subsequent events and developments will cause their assessments to change. However, while Mercato and Nuvini may elect to update these forward-looking statements in the future, Mercato and Nuvini specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing assessments of Mercato and Nuvini as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or results of such forward-looking statements will be achieved.

No Offer or Solicitation

This prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.